SCHEDULE 3.1(i)

Material Changes:

On January 30, 2008, Huantong Telecom Singapore Company Pte. Ltd., a wholly owned subsidiary of Guangzhou Global Telecom, Inc. entered into a non-binding Letter of Intent to purchase 30% of the total authorized shares of common stock to TCAM Technology Pte. Ltd for a total of S$200,000 and 3,000,000 shares of Guangzhou Global Telecom, Inc.’s common stock (the “Purchase Price”).  The Purchase Price shall be delivered within 15 days of execution of the official agreement linking the parties to this transaction.